Exhibit 10.3

AMENDMENT TO THE

SUN MICROSYSTEMS, INC.

U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Sun Microsystems, Inc. (the “Company”) has adopted the Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan (the “Plan”), which has been amended from time to time;

WHEREAS, Section 18 of the Plan provides for the amendment of the Plan by the Company;

WHEREAS, the Company intends to adopt a new nonqualified deferred compensation plan, the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan (the “2005 Plan”) effective January 1, 2005;

WHEREAS, in accordance with IRS Notice 2005-1, A-20 and with the terms and conditions of the 2005 Plan, on or before March 11, 2005, Eligible Employees were permitted to (i) cancel Deferred Compensation Elections made with respect to salary and incentive award/commission Compensation earned during the period January 1, 2005 through March 20, 2005, and (ii) cancel Deferred Compensation Elections made with respect to fiscal year 2005 bonus Compensation that was otherwise payable in 2005;

WHEREAS, if Eligible Employees took no action with respect to Deferred Compensation Elections related to fiscal year 2005 bonus Compensation that were effective as of January 1, 2005, such Deferred Compensation Elections remained in full force and effect in 2005 under the 2005 Plan;

WHEREAS, any election made in accordance with IRS Notice 2005-1, A-20 and with the terms and conditions of the 2005 Plan became irrevocable on March 11, 2005 and was subject to special administrative rules imposed by the Administrator consistent with Section 409A of the Code and IRS Notice 2005-1, A-20;

WHEREAS, no Deferred Compensation Election or any cancellation of a Deferred Compensation Election made in accordance with IRS Notice 2005-1, A-20 shall be permitted after December 31, 2005; and

WHEREAS, the Company wishes to amend the Plan to provide for the special open enrollment period relating to compensation earned in 2005 and to provide that any supplemental survivor benefit will be paid in one lump sum as soon as reasonably practicable after a Participant’s death.

NOW THEREFORE, a new Section 4(c) is added to the Plan, effective January 1, 2005, to read as follows:

(c) March 2005 Special Open Enrollment Period. In accordance with IRS Notice 2005-1, A-21, on or before March 11, 2005, Eligible

Employees were permitted to make new Deferred Compensation Elections with respect to salary and incentive award/commission Compensation earned during the period March 21, 2005 through December 31, 2005. In addition, on or before March 11, 2005, Eligible Employees who were not Participants in the Plan as of January 1, 2005 were permitted to make Deferred Compensation Elections with respect to salary and incentive award/commission compensation earned during the period March 21, 2005 through December 31, 2005. Any election made pursuant to this Section 4(c) became irrevocable on March 11, 2005 and was subject to special administrative rules imposed by the Administrator consistent with Section 409A of the Code and IRS Notice 2005-1, A-21. No Deferred Compensation Election shall be permitted under this Section 4(c) after March 15, 2005.

RESOLVED FURTHER, that Section 11(a) is amended, effective January 1, 2005, to read in its entirety as follows:

(a) Distributions. In the event of a Participant’s death while an Eligible Employee or Eligible Board Member (except in the case of a Participant’s suicide during the first two years of their participation in the Plan), the Participant’s Account balance, together with an amount equal to two times the sum of (i) the Participant’s actual deferrals under the Plan after the Prior Plan Restatement Effective Date (exclusive of earnings), plus (ii) the Participant’s actual deferrals under the Plan before the Prior Plan Restatement Effective Date (exclusive of earnings) (the “supplemental survivor benefit”), to the extent such deferrals are scheduled to be distributed on or after January 1, 2000, shall be distributed to the Participant’s Beneficiary. Notwithstanding the foregoing, the total supplemental survivor benefit shall not exceed Three Million Dollars ($3,000,000). In the event of (i) a Participant’s death while no longer an Eligible Employee or Eligible Board Member (as applicable), or (ii) a Participant’s suicide during the first two years of their participation in the Plan, only the Participant’s Account shall be distributed to the Beneficiary. The supplemental survivor benefit shall be distributed to the Beneficiary in a lump sum as soon as reasonably practicable after the death of the Participant and the Participant’s remaining Account balance, if any, shall be distributed to the Beneficiary in three annual installments or, at the request of the Beneficiary and subject to the Administrator’s approval, in a single lump sum, commencing in either case as soon as reasonably practicable after the Participant’s death. If installment payments are made, the remaining Account balance (during the period of the installment payouts) shall continue to be credited with earnings and losses in the same manor as active Accounts.

RESOLVED FURTHER, that if the amendment to Section 11(a) of the Plan is deemed to be a “material modification” of the Plan which would cause amounts deferred under the plan prior to January 1, 2005 to be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, then such amendment shall be null, void and without effect retroactive to January 1, 2005.

IN WITNESS WHEREOF Sun Microsystems, Inc. has caused this amendment to be executed this 23rd day of December 2005, by its duly authorized officer.

SUN MICROSYSTEMS, INC.

By:	/s/ William N. MacGowan
Printed Name: William N. MacGowan
Title:	Senior Vice President, Human Resources

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